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                                                                    EXHIBIT 14.1

            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

                      CODE OF BUSINESS CONDUCT AND ETHICS

I.    INTRODUCTION

      The honesty, integrity and sound judgment of employees, officers and directors is essential for the reputation and success of Federal Screw Works (the "Company"). This Code of Business Conduct and Ethics (or "Code") addresses not only those areas in which we must act in accordance with law or regulation, but it establishes the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity.

      This Code governs the conduct of all Company employees, officers and directors. If you should have any questions regarding this Code, the Company's policies or any legal requirements related to your work here, please contact your supervisor or Wade C. Plaskey, the Company's Compliance Officer.

      This Code is designed to deter wrongdoing and promote:

      (1) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      (2) Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "Commission" or "SEC") and in other public communications made by the Company;

      (3)   Compliance with applicable governmental laws, rules and regulations;

      (4) The prompt internal reporting to the appropriate person or department of any violations of this Code; and

      (5)   Accountability for adherence to this Code.

      We are committed to continuously reviewing and updating our policies and procedures, copies of which are maintained at the Company's corporate offices. As a result, this Code is subject to modification without notice. Furthermore, this Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

      You must cooperate in any internal or external investigations of possible violations of law, this Code or other Company policies. Reprisal, threats, retribution or retaliation against any person who has in good faith reported such a violation or a suspected violation, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

      Part of your job and ethical responsibility is to help enforce this Code. If you ever detect what you think is a violation of this Code, or any policy or standard of the Company, you must

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

report it to the Company's Compliance Officer. A violation of any rule, policy or standard embodied in this Code will result in disciplinary action, including possible termination. In addition, violations of laws and regulations reflected herein may expose the Company and the individual violator to substantial fines, criminal penalties and civil damages.

II.   CONFLICTS OF INTEREST

      You are expected to avoid all situations that may lead to an actual, or the appearance of a, conflict of interest between you and the Company. A conflict of interest occurs when your private interests, or the interests of any individual or entity of which you are in any way connected, interferes or conflicts with (or appears to interfere or conflict with) the interests of the Company. You must disclose the details of any matter that is an actual or apparent conflict of interest.

      Specific examples of conflict of interest situations that are prohibited without prior disclosure and the express written consent of your supervisor or the Compliance Officer include the following:

      (1) Outside Employment: An employee may not maintain any outside employment (including self-employment) that (a) interferes with the performance of his or her duties and/or responsibilities to the Company; (b) requires you to use confidential or non-public information of the Company; or (c) creates an appearance of impropriety.

      (2) Outside Business Interests. We respect your right to manage your personal affairs and investments; however, a conflict of interest may occur if you or one of your "immediate family members" (as defined below) begins or maintains a relationship that involves compensation (including financial or non-financial benefits) with a company that is in direct competition with the Company or with a company that does or seeks to do business with the Company. In most cases, a less than 2% ownership interest in a publicly-traded company would not be deemed a conflict of interest. The term "immediate family member" includes your spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

      (3) Acquiring or Owning Property Affected by Company Action: You may not acquire property or any other interest whose value is likely to be affected by an action of the Company, especially if it involves a decision or recommendation of the employee, officer or director involved. This includes, for example, acquiring property or assets being recommended for acquisition by us, such as a plant site, or recommending that we acquire a property owned by you.

      (4) Corporate Opportunity. As an employee, officer or director of the Company, you have an obligation to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity in the Company's line of business, whether it is through the use of corporate property, information or because of your position with the Company, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

      (5) Transactions with Family Members or Friends: As a general rule, you should avoid conducting Company business with an immediate family member, or with a business in which an immediate family member is associated in any significant role.

      Because other conflicts of interest may arise, it would be impossible to attempt to list all possible situations. The transactions listed above are simply examples and DO NOT illustrate all possible prohibitions. Please consult your supervisor or the Company's Compliance Officer if you have any questions regarding a particular situation or transaction.

III.  SEC REPORTING

      It is our policy that all reports filed with or submitted to the Securities and Exchange Commission and all the other public communications we make ("Public Disclosures") contain full, fair, accurate, timely and understandable disclosure. Therefore you must report any of the following deficiencies ("Disclosure Deficiencies") to the Company's Audit Committee:

      (1) Financial statements that are to be included in a Public Disclosure that (a) are not prepared in accordance with generally accepted accounting principles; (b) are not prepared in accordance with the Company's most recent accounting practices; or (c) do not fairly or accurately present the financial condition, results of operations and cash flows of the Company.

      (2) Any untrue statement of a material fact or an omission of a material fact necessary to make the statement made not misleading that is to be included in a Public Disclosure.

      (3) Any lawsuits, governmental investigations, material demand letters, claims, complaints, investigations or other potential material legal, regulatory or loss contingencies.

      (4) Any material inadequacies in our internal controls or disclosure controls.

      (5) Any fraud, whether or not material, involving management or other employees who have a significant role in our internal controls.

      The Company's employees, officers and directors are each responsible for implementing this policy by maintaining accurate records and reporting Disclosure Deficiencies. No false, misleading or artificial entries may be made on, or be provided for entry on the Company's books and records. No funds or assets may be maintained by the Company for any illegal or improper purposes.

IV.   GOVERNMENTAL LAWS AND REGULATIONS

      A.    Compliance with Laws, Rules and Regulations

      Each employee, officer, and director has an obligation and is expected to comply with all laws, rules and regulations applicable to the Company. This section of the Code provides a brief description of certain laws, rules and regulations that affect the Company's business, however, if you have any questions or want additional information, you are encouraged to contact the Company's Compliance Officer.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

      B.    Securities Laws

      You are required to comply with all federal and state securities laws, including laws prohibiting insider trading. While working for the Company, you may acquire confidential information about the Company, or the business of other companies, that is not available to the general public. Federal law prohibits you from using such information for your own financial gain or disclosing it to others for their financial gain. If you have information that could affect the price of the Company's stock, or the stock of another company, you may not buy or sell that stock or disclose that information to others until the information has been released to the public. Violations of federal laws regarding insider trading could result in substantial liability to both you and the Company.

      For specific guidelines, see the Company's Insider Trading Policy, which is incorporated herein by reference. A copy of the Company's Insider Trading Policy may be obtained from the Company's Compliance Officer.

      C.    Fair Competition and Antitrust Laws

      The Company and its employees, officers and directors must comply with all applicable fair competition and antitrust laws. These laws are designed to promote competition and to preserve the free enterprise system. It is the Company's policy to lawfully compete in the marketplace. This commitment includes respecting the rights of our competitors and abiding by all applicable laws in the course of competition. The Company's employees, officers, and directors may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

      If you have any questions as to whether a proposed course of action would violate fair competition and antitrust laws, please contact the Company's Compliance Officer immediately.

      D.    Foreign Corrupt Practices Act

      The Company requires full compliance with the Foreign Corrupt Practices Act ("FCPA") by all employees, directors and officers. The FCPA is intended to prevent bribery of foreign government or political officials, as well as officials of public-international organizations (e.g. the UN or World Bank). The anti-bribery and corrupt payment provisions of the FCPA prohibit U.S. companies and individuals from giving or promising to give anything of value to a foreign government official, foreign political party or candidate, or official of a public-international organization, whether directly or through a third party, for the purpose of influencing any act or failure to act in order to obtain or retain business for anyone, or direct business to anyone.

      Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. If you are unsure of any contemplated activity, contact your supervisor or the Company's Compliance Officer.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

      E.    Employment-Related Laws (Equal Employment, Harassment, Etc.)

      We are committed to equal opportunity and a diversity in the workforce and will take all necessary steps to achieve those goals. It is our policy that all employees, officers and directors comply with all applicable employment laws and regulations, including those prohibiting discrimination and sexual harassment and those fostering a commitment to health and safety of all employees. Such laws include, but are not limited to, Title VII of the Civil Rights Act of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act and the Immigration Reform and Control Act..

      We will not tolerate discrimination or harassment. Any person caught harassing another employee or visitor to the workplace will be subject to discipline, including possible termination.

      F.    Environment and Health and Safety Laws

      We are committed to being an environmentally responsible company and providing a work environment that will protect the health and safety of our employees, officer and directors. It is our policy to comply fully with all environmental and health and safety laws in the conduct and operation of our business.

V.    SPECIFIC COMPANY POLICIES

      A.    Confidential Information

      Employees, officers and directors have access to a variety of confidential information while employed by the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. You are obligated to safeguard our confidential information and the confidential information of parties with which the Company conducts business, except when such disclosure is legally mandated. This obligation continues even after you leave the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers or could result in legal liability to you and the Company.

      Any questions regarding whether disclosure of Company information is legally mandated should be referred to the Company's Compliance Officer.

      B.    Gifts, Bribes and Kickbacks

      You may not give or receive any type of gift or favor from an individual or organization that does, or seeks to do business with the Company. Any employee, officer or director who receives or pays for any improper gift, bribe or kickback will be terminated and, if appropriate, reported to the proper authorities. If you are unclear about whether a particular transaction or item violates this policy, please contact the Company's Compliance Officer for guidance.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

      C.    Authority to Enter into Company Transactions

      Before you enter into any transaction on behalf of the Company that is out of the ordinary scope of your business or authority, you must consult with your supervisor or other appropriate member of management required to approve such a transaction. It is a violation of Company policy for any employee, officer or director to enter into any transaction beyond his or her authority without proper approval.

      D.    Use of Company Assets

      (1) In General. Employees, officers and directors should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of the Company's funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

      (2) Physical Access Control. The Company has and will continue to develop procedures to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the procedures that have been implemented in the facility where you work on a permanent or temporary basis.

      (3) Company Funds. Employees, officers and directors are responsible for all Company funds over which they may exercise control, and must maintain accurate and timely records of each and every expenditure.

      (4) Equipment. The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company's interests, all such computers and electronic devices remain the sole and exclusive property of the Company.

      Employees should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic or telephonic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to monitor all electronic and telephonic communication, either with or without an employee's or third party's knowledge, consent or approval.

      E.    Software Policy and Illegal Duplication

      All software used by employees to conduct Company business must be appropriately licensed. You may not make or use illegal or unauthorized copies of any software. Any such activity may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. We retain the right to inspect Company computers to verify

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

that only approved and licensed software has been installed. Any non-approved or non-licensed software will be removed.

      F.    Document Retention

      It is the Company's policy that documents and records be retained only during the period of their immediate use, unless longer retention is required by law or for internal or historical reference reasons that are important to the Company. Any documents or records relating to any lawsuit, legal proceeding or governmental investigation or action involving the Company shall not be destroyed without the specific approval of the Company's Compliance Officer. Records include paper documents, CDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm and other media.

      G.    Substance Abuse Policy

      The use, sale, possession, or being under the influence of illegal drugs or alcohol on the job or on Company property or in a manner that adversely affects job performance is prohibited. Employees who violate these prohibitions will be subject to discipline, including possible termination.

      H.    Public Affairs

      Unless your job duties specifically include responding to outside inquiries, all inquiries must be referred to the appropriate department as described below:

      (1) Refer all inquiries from regulatory agencies to the Company's Compliance Officer.

      (2) Refer all inquiries from the news or trade media to Wade C. Plaskey, who will identify an appropriate spokesperson if it is in the best interest of the Company to respond.

      (3) Refer all inquiries about current or former Company employees to the Human Resources Department.

      I.    Political Contributions and Activities

      The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. However, in order to comply with all governmental laws and regulations regarding political contributions, all contributions to political campaigns or political practices made by or on behalf of the Company, must be approved by the Company's President.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

      J.    Responding to Government Inquiries or Investigations

      If you receive a written or oral inquiry or investigative request from a federal, state or local government agency, you must follow the following procedures:

      You must immediately direct any written request to the Company's Compliance Officer. In the event of a telephone request, you are to explain that it is our policy to request a written confirmation of any oral request, and that the written confirmation will receive prompt attention (you must inform the Company's Compliance Officer of any such conversation and immediately forward any such written confirmation). In the event of a personal visit by a governmental representative, you are to explain that it is our policy to ask for a written letter requesting an interview and explaining its purpose, and to have counsel present at any interview (you must inform the Company's Compliance Officer of any such visit and immediately forward any such written letter to the Company's Compliance Officer).

      If any difficulty with this procedure is encountered, the employee should immediately seek guidance from the Company's Compliance Officer.

VI.   REPORTING OBLIGATIONS

      Unethical and illegal behavior is a part of business that can significantly affect the reputation and success of the Company. If, during the course of employment or otherwise, you become aware of or suspect any activity or behavior that may violate any provision in this Code or that is otherwise in violation of any other Company policy or governmental law, you must report such activity immediately to your immediate supervisor or the Company's Compliance Officer. Reporting any activity will not subject you to any disciplinary action or proceeding, unless any reported activity is knowingly false. All such discussion will be strictly and confidential.

VII.  ADMINISTRATION

      All new employees, officers and directors must receive a copy of this Code. All directors, officers and other management personnel, as well as any employees involved in accounting, sales, payroll, purchasing, finance or compliance, or otherwise with access to sensitive materials (collectively, "Certifying Personnel") will also be required to sign the attached "Code of Business Conduct and Ethics Acknowledgment" and submit the acknowledgement to the Human Resources Department.

      Certifying Personnel must also annually reaffirm compliance with the Code by signing a Code of Business Conduct and Ethics Annual Certification (see attached) verifying that they have read and understand the Code and will comply by its terms.

      This Code shall be administered and monitored by the Human Resources Department. Any questions or further information regarding this Code should be directed to this department.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

VIII. WAIVERS

      Any waiver of any provision of this Code for a member of the Company's Board of Directors or an executive officer must be approved in writing by the Company's Board of Directors and promptly disclosed as required by law and the NASDAQ listing standards. Any waiver of any provision of this Code with respect any other employee or officer must be approved in writing by the Compliance Officer.

IX.   DISCIPLINARY ACTION

      All known and suspected violations of this Code will be investigated and may result in disciplinary action up to and including the immediate termination of employment. In addition, many of the practices set forth in this Code reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company and its directors, officers and other employees.

X.    DISCLAIMER

      This Code is not intended and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

              CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGEMENT

This acknowledges that I have received a copy of the Code of Business Conduct and Ethics (the "Code") and understand that it sets forth the ethical standards of conduct with respect to my duties, responsibilities, and obligations in connection with my employment with Federal Screw. I understand and agree that it is my responsibility to read the Code and to abide by all of its rules, policies and standards. I further acknowledge that it is my sole responsibility to seek clarification of any portion of the Code which I do not fully understand.

I acknowledge and understand that my employment with Federal Screw is an employment at-will relationship and can be terminated at any time, for any reason, with or without cause or notice, by me or the Company.

I acknowledge the receipt of this Code and understand that my continued employment requires me to adhere to the rules, policies and standards set forth in the Code. I acknowledge and understand that failure to abide by all rules, policies and standards within the Code may result in disciplinary action, including possible termination of employment.

Date:_______________________

Employee Signature:____________________________________

Employee Name (printed):_______________________________

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            FEDERAL SCREW WORKS CODE OF BUSINESS CONDUCT AND ETHICS

                      CODE OF BUSINESS CONDUCT AND ETHICS

                              ANNUAL CERTIFICATION

I ____________ hereby certify that I have received my personal copy of the Code of Business Conduct and Ethics (the "Code"). I hereby certify that:

1. I understand that the Code sets forth Federal Screws official rules, policies and standards regarding ethical business conduct.

2. I also understand that I must comply with all rules, policies and standards described in the Code and that failure to abide by such rules, policies and standards may result in disciplinary action, including possible termination of employment.

3. Except as stated below, I have no conflicts of interest as defined in the Code.

4. To my knowledge, I have not violated any law in connection with Federal Screw's business.

5.    I am not aware of any Federal Screw activities that violate the Code.

6. I will keep my copy of the Code for reference and seek advice when necessary.

__________________________________ Date of Receipt: _____________, 2004
Signature
Print Name:_______________________
Corporate Office

Possible Conflicts of Interest (use back if necessary):_________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

Please sign and return to ____________________________.

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